Exhibit 10.2
AMERISTAR CASINOS, INC.
RESTRICTED STOCK AGREEMENT
July 28, 2006
John M. Boushy
152 Augusta Street
Henderson, Nevada 89074
Dear Mr. Boushy:
This letter agreement (this “Agreement”) sets forth the terms and conditions applicable to the shares of restricted stock granted to you by Ameristar Casinos, Inc., a Nevada corporation (the “Company”), pursuant to the Company’s Amended and Restated 1999 Stock Incentive Plan (the “Plan”). You have been granted ninety-five thousand eight hundred seventy-six (95,876) restricted shares (the “Restricted Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”). Your Restricted Shares are subject to the terms and conditions set forth in the Plan and this Agreement. As used herein, the term “Committee” shall mean the Compensation Committee or such other committee of directors appointed by the Board of Directors of the Company to administer the Plan or, if no committee has been appointed for such purpose, reference to the “Committee” shall be deemed a reference to the Board of Directors of the Company. Any terms used in this Agreement and not defined shall have the respective meanings set forth in the Plan.
1.	Vesting of and Payment for Restricted Shares
(a)	Unless they vest on an earlier date as provided in Paragraphs 4 and 5 below, your Restricted Shares will vest as follows: 31,959 shares on January 1, 2007; 31,959 shares on January 1, 2008; and 31,958 shares on January 1, 2009, provided that you are an employee of or have another qualifying Relationship with the Company or one of its subsidiaries on each such respective date.

(b)	You are not required to pay the Company to receive the Restricted Shares granted to you by this Agreement.
2.	Restrictions on the Restricted Shares
Until Restricted Shares have vested, they may not be sold, transferred, assigned, pledged or otherwise disposed of or encumbered, whether by operation of law or otherwise; provided, however, that at your election the Restricted Shares may be originally issued in the name of or transferred to your family trust or limited partnership or other permitted assignee solely for estate planning purposes (“Permitted Assignee”). Restricted Shares shall be evidenced by stock certificates bearing an appropriate legend referring to the applicable terms, conditions and restrictions of this Agreement. Stock certificates representing the Restricted Shares will be registered in your name or the name of your Permitted Assignee as of the date hereof, but such certificates will be held by the Company on your behalf until the respective Restricted Shares vest, and you or your Permitted Assignee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. At such time as Restricted Shares vest, a certificate representing such shares (less any shares retained by the Company to satisfy your tax withholding obligations) will be delivered to you or your Permitted Assignee as soon as practicable, free of the restrictive legend.
3.	Dividends and Voting
From and after the date of this Agreement, if any dividends or other distributions are declared by the Company on the Common Stock, such dividends or distributions with respect to your Restricted Shares which are not vested on the record date for such dividend or distribution will be reinvested on the record date, based on the Fair Market Value Per Share of the Common Stock on such date, in additional Restricted Shares (rounded to the nearest whole share) having the same vesting date as the Restricted Shares to which the dividend or distribution is applicable. You will have the right to vote your Restricted Shares without regard to whether or not they are vested.
4.	Termination of Employment
(a)	General. If your employment or other qualifying Relationship terminates for any reason, except as otherwise expressly provided in any employment agreement between you and the Company, any of your Restricted Shares which have not vested prior to your termination of employment or other qualifying Relationship will be forfeited and cancelled.

(b)	Acceleration of Vesting. In addition to any provision for acceleration of vesting expressly provided in any employment agreement between you and the Company, the Committee may, in its sole discretion, with or without the imposition of conditions, declare all or any portion of your Restricted Shares immediately vested or otherwise accelerate the vesting date of your Restricted Shares or any portion thereof.

(c)	Relationship. Nothing contained herein shall be construed to limit or restrict the right of the Company or any of its subsidiaries to terminate your employment or other Relationship at any time, with or without cause, or to increase or decrease your compensation from the rate in existence at the time the Restricted Shares are granted. As used in this Agreement, the term “Relationship” shall mean that you are or have agreed to become an officer, director, employee, consultant, adviser or independent contractor of the Company or any Related Company.
5.	Change in Control; Corporate Transaction
In the event of a Change in Control, any portion of the Restricted Shares which has not otherwise vested shall automatically accelerate so that all such Restricted Shares shall, immediately upon the effective time of the Change in Control, become vested. In the event of a Corporate Transaction, any portion of the Restricted Shares which has not otherwise vested shall automatically accelerate so that all such Restricted Shares shall, immediately prior to the effective time of the Corporate Transaction, become vested.

6.	Income Tax Withholding
You must make arrangements satisfactory to the Company to satisfy any applicable federal, state or local tax withholding liability arising with respect to the Restricted Shares at the time such liability arises. You can either make a cash payment to the Company of the required amount or, if you do not make an election under Section 83(b) of the Internal Revenue Code, you can elect to satisfy your withholding obligation by having the Company withhold from your Restricted Shares a number of shares of Common Stock (rounded to the nearest whole share) having a Fair Market Value Per Share equal to the amount of your withholding obligation. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall, to the extent permitted by applicable law, have the right to withhold the required amount from your Restricted Shares of Common Stock, salary or any other amounts payable to you.
Any election to have shares withheld must be made on or before the vesting date of your Restricted Shares giving rise to the tax withholding obligation. A copy of the withholding election form and instructions are attached.
7.	Adjustment in Certain Events
In the event of specified changes in the Company’s capital structure, the Committee is required to make appropriate adjustment in the number and kind of shares authorized by the Plan and the number and kind of shares covered by outstanding awards. This Agreement will continue to apply to your Restricted Shares as so adjusted.
8.	Effect on Other Benefits
Income recognized by you as a result of the grant or vesting of Restricted Shares or the receipt of dividends or other distributions on your Restricted Shares will not be included in the formula for calculating benefits under the Company’s other benefit plans and programs.
9.	Method of Acceptance
This Agreement is addressed to you in duplicate and shall not be effective until you execute the acceptance below and return one copy to the Company, thereby acknowledging that you have read and agreed to all the terms and conditions of this Agreement and the Plan.
10.	Plan Terms
In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall govern. All determinations and interpretations thereof made by the Committee shall be conclusive and binding on the parties hereto and their successors and assigns.

     EXECUTED as of July 28, 2006.

AMERISTAR CASINOS, INC.

By:	/s/ Peter C. Walsh

ACCEPTED:

/s/ John M. Boushy	July 28, 2006

JOHN M. BOUSHY	Date

INSTRUCTIONS FOR WITHHOLDING ELECTION
RESTRICTED SHARES GRANTED ON JULY 28, 2006
1.	You can use this Withholding Election form if you would like to have some of your Restricted Shares withheld by the Company when they vest and used to satisfy your tax withholding obligations. If you do not file this election with the Company’s Controller on or before the date your Restricted Shares vest, you must pay the Company the amount of your federal, state and local tax withholding obligations with respect to such Restricted Shares by cash or check at the time you recognize income with respect to such shares, or you must make other arrangements satisfactory to Company to satisfy this obligation.
2.	DO NOT FILE THIS FORM IF YOU HAVE MADE AN ELECTION WITH RESPECT TO THESE SHARES UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE.
3.	You may amend this election at any time by filing a subsequently dated Withholding Election form with the Company’s Controller. Copies of this form may be obtained from the Company’s General Counsel.

WITHHOLDING ELECTION
RESTRICTED SHARES GRANTED ON JULY 28, 2006
I hereby elect to have Ameristar Casinos, Inc. (the “Company”) withhold a number of shares of Common Stock from the award granted to me on the date referenced above pursuant to the Company’s Amended and Restated 1999 Stock Incentive Plan equal to the number of shares (rounded to the nearest whole share) necessary to satisfy the Company’s federal, state and local tax withholding obligations with respect to the vesting of such Shares.

Signature

Name (Print or Type)

Date